EXHIBIT 99

Contacts:

Martin O’Grady	Amy Brandt
Vice President, Chief Financial Officer	Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com	E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE

February 23, 2012

ORIENT-EXPRESS HOTELS REPORTS FOURTH QUARTER 2011 RESULTS

Highlights

•                  Fourth quarter total revenue, excluding real estate, up 10% to $135.9 million

•                  Fourth quarter revenue from owned hotels up 9% to $107.6 million

•                  Same store revenue per available room (“RevPAR”) for the quarter up 11% in US dollars, up 15% in local currency

•                  Adjusted EBITDA before real estate for the fourth quarter up 31% to $21.2 million

•                  Fourth quarter adjusted net loss from continuing operations $9.1 million ($0.09 per common share) compared to a loss of $15.3 million ($0.16 per common share) in the fourth quarter of 2010

•                  Sold excess development rights in New York, recording a gain of $16.0 million, and repaid associated debt of $4.5 million

•                  Completed the sale of Keswick Hall, Virginia, in January 2012 for $22.0 million and repaid associated debt of $10.0 million

HAMILTON, BERMUDA — February 23, 2012. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 49 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the fourth quarter ended December 31, 2011.

“The fourth quarter provided a solid close to a year of good financial and operating progress for Orient-Express. In 2011, many of our properties achieved their all time best annual results,” said Bob Lovejoy, Chairman and Interim Chief Executive Officer. “In the fourth quarter we continued to grow our top line, with total revenue before real estate increasing 10% compared to the fourth quarter of 2010. The fourth quarter also marked the eighth straight quarter of growth in revenue and adjusted EBITDA (both excluding real estate), which increased by 10% and 31%, respectively, over the same quarter of the previous year.

“During the course of 2011, we continued to strengthen our balance sheet and were pleased to achieve by the end of the year our interim goal of a net debt to adjusted EBITDA (excluding real estate) ratio of less than 5 times. Since the end of the quarter, this strengthening has continued through our program of selected disposal of non-core properties. In January 2012, we completed the sale of Keswick Hall, Virginia, for $22.0 million and we repaid $10.0 million of associated debt.

“As we look ahead to 2012, we are encouraged by our booking patterns, which indicate continued healthy demand in the luxury travel sector. Total revenue from owned hotels achieved and on the books for 2012 is currently about 8% above the comparable total at the same time last year.”

Fourth Quarter 2011 Earnings Summary

Revenue, excluding real estate, was $135.9 million in the fourth quarter of 2011, up $12.2 million or 10% from the fourth quarter of 2010.

Revenue from owned hotels for the fourth quarter was $107.6 million, up $8.5 million or 9% from the fourth quarter of 2010. On a same store basis, owned hotels RevPAR was up 11% in US dollars and up 15% in local currency.

Trains & cruises revenue in the fourth quarter was $20.6 million compared to $17.7 million in the fourth quarter of 2010, an increase of 16%.

Adjusted EBITDA before real estate was $21.2 million for the fourth quarter, up 31% compared to $16.1 million in the prior year. The principal increases were at Charleston Place, South Carolina (up $1.4 million compared to the same period in the prior year), Copacabana Palace Hotel, Rio de Janeiro (up $1.2 million) and share of earnings from Peru hotels (up $1.3 million). Other notable improvements included La Residencia, Mallorca (up $0.7 million), share of earnings from PeruRail (up $0.8 million), Reid’s Palace, Madeira (up $0.6 million), Hotel das Cataratas, Iguassu (up $0.6 million), and the Road to Mandalay cruise ship, Irrawaddy River, Myanmar (Burma) (up $0.6 million).

Adjusted net loss from continuing operations for the fourth quarter was $9.1 million ($0.09 per common share), compared with a loss of $15.3 million ($0.16 per common share) in the fourth quarter of 2010. Net loss attributable to Orient-Express Hotels Ltd, after tax-effected impairments of $18.6 million ($0.18 per common share), for the fourth quarter was $28.1 million ($0.27 per common share), compared with a net loss of $26.5 million ($0.27 per common share) in the fourth quarter of 2010.

Company Highlights

In December 2011, following the assignment of purchase and development agreements in April 2011 relating to the proposed New York hotel project, the Company completed the sale of excess development rights of ‘21’ Club to the new developer, recording a gain of $16.0 million. From the gross proceeds, associated debt of the ‘21’ Club of $4.5 million was repaid.

On January 23, 2012, the Company concluded the sale of Keswick Hall, including the adjoining golf course and development land, for gross proceeds of $22.0 million and repaid associated debt of $10.0 million. Additionally, the Company signed a definitive agreement during the fourth quarter of 2011 for the sale of Bora Bora Lagoon Resort for $3.0 million. This transaction is expected to complete during 2012.

During the quarter, the Company completed the refurbishment of 26 rooms and suites on the fifth floor of the main building of the Copacabana Palace Hotel, as well as its Cipriani restaurant. The renovated restaurant now includes a chef’s table inside the kitchen, providing an intimate dining experience for six guests. Starting in June 2012, during the hotel’s traditional low season, a further 121 rooms and suites in the hotel’s main building will be renovated and the lobby area enlarged well in advance of the 2014 football World Cup and 2016 Olympic Games to be held in Brazil.

Also during the quarter, 46 keys at La Samanna, St. Martin, were completely refurbished and reopened in advance of the Caribbean high season. The Company plans to refurbish the main public areas of La Samanna in the third quarter of 2012. Additionally, work began in November to upgrade the historic wing of The Inn at Perry Cabin, Maryland, with 39 rooms scheduled for refurbishment by the end of the first quarter of 2012.

The Company has made two recent executive appointments: Ali Kasikci has been appointed Regional Managing Director for North America, Mexico and the Caribbean and will oversee six properties in the current portfolio and the renovation and reopening of El Encanto, Santa Barbara, California, and Richard M. Levine, Chief Legal Officer, will lead international legal and regulatory matters. Ali was previously General Manager of the Montage Beverley Hills and the Peninsula Beverley Hills. Richard joins the Company from Kerzner International Holdings Limited where he was Executive Vice President, General Counsel, working with the One&Only and Atlantis brands.

Operating Performance

Europe:

In the fourth quarter, revenue from owned hotels was $32.8 million, up $3.1 million or 10% from $29.7 million in the fourth quarter of 2010. Revenue growth at the Italian properties was led by Hotel Cipriani, Venice, where revenue increased by $2.0 million or 46% compared to the same quarter in 2010. Year on year revenue at Reid’s Palace increased by $1.0 million or 31%. Same store RevPAR in Europe was up 11% from the prior year in US dollars (up 18% in local currency) driven by an improvement in occupancy to 49% from 40% in the same period in the prior year.

EBITDA for the quarter was $1.6 million compared to an EBITDA loss of $0.3 million in the fourth quarter of 2010. A number of properties contributed to this improvement with year on year EBITDA growth of $0.7 million at La Residencia and $0.6 million at Reid’s Palace due to increased group business and stronger demand from the UK, respectively. Additionally, the Company’s two hotels in Sicily and Hotel Cipriani achieved year on year EBITDA growth of $0.9 million and $0.5 million, respectively.

North America:

Revenue from owned hotels for the quarter was $26.7 million, up 7% from $25.0 million in the fourth quarter of 2010. This was largely due to strong group and transient business at Charleston Place driving revenue growth in the quarter of $1.6 million or 12%. Same store RevPAR in the region increased by 9% in both US dollars and local currency largely due to a 7% growth in average daily rate (“ADR”) over the fourth quarter of 2010. After adjusting for $3.2 million of non-cash fixed asset write-offs related to the refurbishment at La Samanna and $1.2 million for settlement of a VAT claim in Mexico, North American EBITDA was $5.7 million compared to $3.3 million in the fourth quarter of 2010, with the growth largely attributable to Charleston Place.

Rest of World:

Southern Africa:

Fourth quarter revenue was $8.9 million, compared to $9.8 million in the fourth quarter of 2010. Same store RevPAR was down 1% in US dollars (up 20% in local currency). EBITDA was up by $0.6 million or 43% to $2.0 million, compared to $1.4 million in the fourth quarter of 2010, as cost savings and a pick-up in group business offset the rate pressure from new competition.

South America:

Revenue increased by 13% to $27.2 million in the fourth quarter of 2011, from $24.1 million in the fourth quarter of 2010. Same store RevPAR in the region increased by 17% in both US dollars and local currency as a result of an 8% increase in ADR and a five percentage point increase in occupancy compared to the fourth quarter of 2010. EBITDA for the quarter was $7.7 million, compared to $6.0 million in the fourth quarter of last year. A record year at Copacabana Palace Hotel delivered strong revenue and EBITDA growth of $2.1 million or 12% and $1.2 million or 20%, respectively, driven by record occupancy and ADR with strong demand from US travelers. Year on year revenue and EBITDA at Hotel das Cataratas increased by $1.1 million and $0.6 million, respectively, following the major refurbishment completed in November 2010.

Asia-Pacific:

Revenue for the fourth quarter of 2011 was $12.0 million, an increase of $1.4 million or 14% year over year. Same store RevPAR increased by 26% in both US dollars and local currency due to a 18% increase in ADR and a four percentage point increase in occupancy compared to the fourth quarter of 2010. EBITDA was $3.4 million compared to $2.5 million in the fourth quarter of 2010 with growth in all properties. The Company’s Asian portfolio performed particularly well, with EBITDA growth of 43% compared to the same quarter of 2010, demonstrating the strong position of the properties and the continued buoyancy of luxury travel interest in the region.

Hotel management & part-ownership interests:

EBITDA for the fourth quarter of 2011 was $1.6 million compared to $0.4 million in the fourth quarter of 2010. The improvement was largely attributable to the Company’s share of results from its Peruvian hotels, which have fully recovered from the flooding and landslides in the country in 2010. The quarterly result also included $0.3 million of costs relating to the Company’s investment in the management contract business.

Restaurants:

Revenue from ‘21’ Club in the fourth quarter of 2011 was $6.4 million compared to $6.5 million in the same quarter of 2010. EBITDA was $2.0 million compared to $2.2 million in the same quarter of 2010.

Trains & cruises:

Revenue increased by $2.9 million or 16% to $20.6 million in the fourth quarter of 2011 from $17.7 million in the prior year, reflecting increases in all businesses. EBITDA was $6.7 million compared to $5.4 million in the same quarter of 2010, largely due to a $0.8 million increase in share of results from PeruRail, reflecting a full recovery from the 2010 floods and landslides, and a $0.6 million increase from the Road to Mandalay, as Myanmar further opens to the international traveler.

Central overheads:

In the fourth quarter of 2011, central costs were $10.4 million compared with $5.6 million in the prior year period. This increase is attributable to a $2.7 million increase in compensation costs, largely due to bonus accruals related to exceeding the Company’s budget, a $0.7 million increase in premises costs following the relocation of the London office, a $0.4 million increase in stock option expenses and a credit in the fourth quarter of 2010 of $0.5 million for recovery of Cipriani litigation costs.

Real estate:

In the fourth quarter of 2011, there was an EBITDA loss of $2.0 million from real estate activities, primarily related to Porto Cupecoy, Sint Maarten, compared with a loss of $0.4 million in the fourth quarter of 2010. Cumulatively, at the end of the quarter, 111 condominium units or 60% of the total had been sold.

Impairment:

The Company recorded a total pre-tax impairment charge for the quarter of $18.9 million. This included fixed asset and goodwill impairments of $7.9 million at Maroma Resort & Spa, Riviera Maya, $5.9 million at Casa de Sierra Nevada, Mexico, $2.8 million at La Residencia, $1.7 million at the Company’s two South African properties and $0.6 million from the Company’s share of the impairment in its joint venture interest at Las Casitas del Colca, Peru.

Gain on disposal:

The Company recorded a pre-tax gain on disposal of $16.0 million from the sale of excess development rights of ‘21’ Club to the developer of the site behind the restaurant. From the gross proceeds the Company repaid $4.5 million of associated debt.

Depreciation and amortization:

The depreciation and amortization charge for the fourth quarter of 2011 was $11.9 million compared with $11.2 million in the fourth quarter of 2010.

Interest:

The interest charge for the fourth quarter of 2011 was $7.7 million, down $4.0 million from $11.7 million in the prior year quarter. The interest charge for the fourth quarter of 2010 included swap termination costs of $1.9 million and a $1.3 million write-off of deferred financing costs with no comparative charge in the fourth quarter of 2011. Additionally, in the fourth quarter of 2011, $0.9 million of interest was capitalized in relation to the development of El Encanto.

Tax:

The tax charge from continuing operations for the fourth quarter of 2011 was $15.2 million, compared to a charge of $9.8 million in the same quarter in the prior year. The 2011 fourth quarter tax charge included $7.4 million in respect of the gain on disposal of excess development rights of ‘21’ Club with no corresponding charge in the prior year’s quarter.

Investment:

The Company invested a total of $16.9 million during the quarter, which included $3.7 million for the ongoing restoration of El Encanto, $4.2 million at La Samanna and $1.3 million at Copacabana Palace Hotel for the planned refurbishment of rooms and public areas, $0.8 million at Grand Hotel Europe, St Petersburg for refurbishment of the main bar and conference areas, and the balance for routine capital expenditures.

Balance Sheet

At December 31, 2011, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $634.4 million and cash balances of $103.3 million (including $13.2 million of restricted cash), resulting in total net debt of $531.1 million compared with total net debt of $529.9 million at the end of the third quarter of 2011. The ratio of net debt to adjusted EBITDA (before real estate) was 4.8 times compared to 6.7 times at December 31, 2010.

Undrawn amounts available to the Company at December 31, 2011 under short-term lines of credit were $4.4 million, bringing total cash availability (excluding restricted cash) at December 31, 2011, to $94.5 million.

At December 31, 2011, approximately 53% of the Company’s debt was at fixed interest rates and 47% was at floating interest rates. The weighted average maturity of the debt was approximately 3.6 years and the weighted average interest rate (including margin and swaps) was approximately 4.3%. The Company had $78.8 million of debt repayments due within 12 months including $10.0 million of debt related to Keswick Hall which has been repaid during the first quarter of 2012. These amounts are expected to be met through a combination of operating cash flow, refinancing of the facilities and utilization of available cash.

As previously reported in the Company’s second and third quarter 2011 earnings news releases, the Company’s balance sheet as at December 31, 2010 has been restated to correct an understatement of non-current deferred income tax liabilities. The prior period increase to non-current deferred tax liabilities of $6.0 million (and a corresponding decrease to retained earnings) does not affect the Company’s net losses or losses per share for the year ended December 31, 2010.

* * * * * * * *

Reconciliation and Adjustments

	Three months ended		Twelve months ended
	December 31		December 31
$’000 — except per share amounts	2011	2010	2011	2010

EBITDA	11,093	7,319	48,405	39,185

Real estate	2,045	440	6,403	4,229
EBITDA before real estate	13,138	7,759	54,808	43,414
Adjusted items:
Gain on disposal (1)	(16,042)	—	(16,544)	—
Impairment (2)	18,893	7,456	59,746	37,967
Legal costs (3)	—	(18)	—	(175)
Grand Hotel Timeo & Villa Sant’Andrea (4)	—	344	—	2,068
Cipriani litigation (5)	—	—	—	(788)
‘21’ Club settlement (6)	—	—	2,546	—
Peru hotels depreciation adjustment (7)	—	—	—	1,240
Management restructuring (8)	104	555	4,811	1,666
Hotel refurbishment (9)	3,172	—	3,172	—
VAT claim settlement (11)	1,205	—	1,205	—
Abandoned projects (12)	396	—	396	—
Office move costs (13)	290	—	290	—

Adjusted EBITDA before real estate	21,156	16,096	110,430	85,392

Reported net loss attributable to Orient-Express Hotels Ltd.	(28,106)	(26,479)	(87,780)	(62,759)
Net (earnings) / loss attributable to non-controlling interests	(36)	5	(184)	(179)
Reported net loss	(28,070)	(26,484)	(87,596)	(62,580)
Net loss from discontinued operations net of tax	2,856	3,769	22,136	2,010
Net loss from continuing operations	(25,214)	(22,715)	(65,460)	(60,570)
Adjusted items net of tax:
Gain on disposal (1)	(8,831)	—	(9,157)	—
Impairment (2)	18,641	7,172	59,494	37,683
Legal costs (3)	—	(18)	—	(175)
Grand Hotel Timeo & Villa Sant’Andrea (4)	—	249	—	1,535
Cipriani litigation (5)	—	—	—	(788)
‘21’ Club settlement (6)	—	—	1,655	—
Peru hotels depreciation adjustment (7)	—	—	—	853
Management restructuring (8)	140	397	4,624	1,322
Hotel refurbishment (9)	3,172	—	3,172	—
Loan financing costs (10)	566	906	2,407	906
VAT claim settlement (11)	1,205	—	1,205	—
Abandoned projects (12)	249	—	249	—
Office move costs (13)	290	—	290	—
Gain on loan settlement (14)	(983)	—	(983)	—
Interest rate swaps (15)	3	1,104	3,484	1,772
Foreign exchange (16)	1,700	(2,379)	3,700	(4,940)

Adjusted net (loss)/earnings from continuing operations	(9,062)	(15,284)	4,680	(22,402)

Reported EPS attributable to Orient-Express Hotels Ltd.	(0.27)	(0.27)	(0.86)	(0.69)
Reported EPS from continuing operations	(0.25)	(0.24)	(0.64)	(0.66)
Adjusted EPS from continuing operations	(0.09)	(0.16)	0.05	(0.24)
Number of shares (millions)	102.62	96.62	102.53	91.54

Net debt / adjusted EBITDA reconciliation

	Twelve months ended and as at December 31
$’000	2011	2010

Cash (including restricted cash)	103,318	158,536
Working capital facilities	—	1,174
Current portion of long-term debt and capital leases	77,058	124,805
Current portion of long-term debt of consolidated variable interest entities	1,784	1,775
Long-term debt and obligations under capital leases	466,830	511,336
Long-term debt of consolidated variable interest entities	88,745	90,529
Net debt	531,099	571,083

Adjusted EBITDA before real estate	110,430	85,392

Net debt / adjusted EBITDA before real estate	4.8 x	6.7 x

Footnotes:

(1)               Gain on disposal of New York hotel project and excess ‘21’ Club development rights.

(2)               Goodwill and fixed asset impairment charges on owned properties, Porto Cupecoy and share of impairment in unconsolidated companies.

(3)               Legal costs (net) incurred in defending the Company’s class B common share structure.

(4)               Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

(5)               Cash received in excess of costs incurred following settlement of “Cipriani” trademark litigation.

(6)               Non-recurring charge for settlement of employee litigation.

(7)               Additional charge to reflect revision of useful economic life of assets at Machu Picchu Sanctuary Lodge.

(8)               Restructuring, redundancy and associated legal and other costs.

(9)               Non-cash fixed asset write-off related to the refurbishment of La Samanna.

(10)         Amortization of deferred financing costs on repayment of debt.

(11)         Non-recurring charge for settlement of VAT claim in Mexico.

(12)         Write-off of costs related to abandoned projects.

(13)         Cost associated with office move of principal UK administrative subsidiary.

(14)         Gain on early repayment of vendor financing associated with Sicilian hotel acquisition.

(15)         Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships.

(16)         Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Because the principal activities of the Company relate to its hotels, restaurants, tourist trains and cruises, management considers the revenue from these activities to be a better measure of performance than total revenue which includes real estate sales from past developments of for-sale residences adjoining some of the Company’s hotels, currently a small part of the Company’s overall business.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Friday, February 24, 2012 at 10.00 hrs EST (15.00 GMT) which is accessible at +1 877 249 9037 (US toll free) or +44 (0)20 7784 1036 (Standard International). The conference ID is 9772741. A re-play of the conference call will be available until 7pm (EST) Friday, March 2, 2012 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 9772741#. A re-play will also be available on the company’s website: www.orient-expresshotelsltd.com.

Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications on +44 (0)20 3117 1380 or vicky.legg@orient-express.com

ORIENT-EXPRESS HOTELS LTD.

Three Months ended December 31, 2011

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended December 31
$’000 — except per share amounts	2011	2010

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	32,823	29,696
- North America	26,707	25,022
- Rest of World	48,053	44,379
Hotel management & part ownership interests	1,314	353
Restaurants	6,356	6,489
Trains & cruises	20,631	17,744
Revenue and earnings from unconsolidated companies before real estate	135,884	123,683
Real estate revenue	681	7,889
Total (1)	136,565	131,572

Analysis of earnings
Owned hotels
- Europe	1,566	(264)
- North America	1,321	3,287
- Rest of World	13,123	9,827
Hotel management & part ownership interests	1,638	353
Restaurants	2,026	2,217
Trains & cruises	6,711	5,425
Central overheads	(10,396)	(5,630)
EBITDA before real estate, impairment and gain on disposal	15,989	15,215
Real estate	(2,045)	(440)
EBITDA before impairment and gain on disposal	13,944	14,775
Impairment	(18,893)	(7,456)
Gain on disposal	16,042	—
EBITDA	11,093	7,319
Depreciation & amortization	(11,850)	(11,210)
Interest	(7,661)	(11,701)
Foreign exchange	(1,600)	2,696
Loss before tax	(10,018)	(12,896)
Tax	(15,196)	(9,819)
Net loss from continuing operations	(25,214)	(22,715)
Discontinued operations	(2,856)	(3,769)
Net loss	(28,070)	(26,484)
Net (earnings) / loss attributable to non-controlling interests	(36)	5
Net loss attributable to Orient-Express Hotels Ltd.	(28,106)	(26,479)

Net loss per common share attributable to Orient-Express Hotels Ltd.	(0.27)	(0.27)
Number of shares — millions	102.62	96.62

(1)   Comprises earnings from unconsolidated companies of $1,980,000 (2010 - $963,000) and revenue of $134,585,000 (2010 - $130,609,000).

ORIENT-EXPRESS HOTELS LTD.

Three Months Ended December 31, 2011

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31
	2011	2010
Average Daily Rate (in US dollars)
Europe	445	497
North America	352	329
Rest of World	365	343
Worldwide	379	369

Room Nights Available (000’s)
Europe	65	65
North America	62	61
Rest of World	120	120
Worldwide	247	246

Rooms Nights Sold (000’s)
Europe	32	26
North America	40	39
Rest of World	73	69
Worldwide	145	134

Occupancy
Europe	49%	40%
North America	65%	64%
Rest of World	61%	58%
Worldwide	59%	54%

RevPAR (in US dollars)
Europe	221	202
North America	227	209
Rest of World	223	198
Worldwide	223	202

			Change %
Same Store RevPAR (in US dollars)			Dollar	Local currency
Europe	217	195	11%	18%
North America	227	209	9%	9%
Rest of World	223	198	12%	16%
Worldwide	222	200	11%	15%

ORIENT-EXPRESS HOTELS LTD.

Twelve Months ended December 31, 2011

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Twelve months ended December 31
$ ’000 — except per share amounts	2011	2010

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	213,232	169,772
- North America	102,655	96,724
- Rest of World	166,903	148,778
Hotel management & part ownership interests	5,818	2,228
Restaurants	16,312	15,809
Trains & cruises	82,395	68,298
Revenue and earnings from unconsolidated companies before real estate	587,315	501,609
Real estate revenue	7,871	64,019
Total (1)	595,186	565,628

Analysis of earnings
Owned hotels
- Europe	60,264	37,388
- North America	13,552	14,986
- Rest of World	35,147	33,399
Hotel management & part ownership interests	5,261	2,228
Restaurants	(67)	2,476
Trains & cruises	20,948	17,407
Central overheads	(37,095)	(26,503)
EBITDA before real estate, impairment and gain on disposal	98,010	81,381
Real estate	(6,403)	(4,229)
EBITDA before impairment and gain on disposal	91,607	77,152
Impairment	(59,746)	(37,967)
Gain on disposal	16,544	—
EBITDA	48,405	39,185
Depreciation & amortization	(45,965)	(44,710)
Interest	(41,234)	(33,837)
Foreign exchange	(4,229)	5,678
Loss before tax	(43,023)	(33,684)
Tax	(22,437)	(26,886)
Net loss from continuing operations	(65,460)	(60,570)
Discontinued operations	(22,136)	(2,010)
Net loss	(87,596)	(62,580)
Net earnings attributable to non-controlling interests	(184)	(179)
Net loss attributable to Orient-Express Hotels Ltd.	(87,780)	(62,759)

Net loss per common share attributable to Orient-Express Hotels Ltd.	(0.86)	(0.69)
Number of shares — millions	102.53	91.54

(1)   Comprises earnings from unconsolidated companies of $6,627,000 (2010 - $4,486,000) and revenue of $588,559,000 (2010 - $561,142,000).

ORIENT-EXPRESS HOTELS LTD.

Twelve Months Ended December 31, 2011

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Twelve months ended December 31
	2011	2010
Average Daily Rate (in US dollars)
Europe	709	637
North America	336	324
Rest of World	348	331
Worldwide	444	406

Room Nights Available (000’s)
Europe	287	280
North America	249	249
Rest of World	473	463
Worldwide	1,009	992

Room Nights Sold (000’s)
Europe	164	139
North America	164	160
Rest of World	269	254
Worldwide	597	553

Occupancy
Europe	57%	50%
North America	66%	64%
Rest of World	57%	55%
Worldwide	59%	56%

RevPAR (in US dollars)
Europe	406	317
North America	222	208
Rest of World	198	182
Worldwide	263	226

			Change %
Same Store RevPAR (in US dollars)			Dollar	Local currency
Europe	410	319	29%	22%
North America	222	208	7%	7%
Rest of World	199	183	9%	7%
Worldwide	262	227	15%	13%

ORIENT-EXPRESS HOTELS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

$’000	December 31 2011	December 31 2010 (Restated)

Assets

Cash and restricted cash	103,318	158,536
Accounts receivable	44,972	49,553
Due from unconsolidated companies	10,754	5,985
Prepaid expenses and other	20,176	23,223
Inventories	44,499	43,546
Other assets held for sale	38,251	81,601
Real estate assets	32,021	60,278
Total current assets	293,991	422,722

Property, plant & equipment, net book value	1,174,119	1,231,188
Property, plant & equipment, net book value of consolidated variable interest entities	185,788	188,502
Investments	60,012	60,428
Goodwill	161,460	177,498
Other intangible assets	19,465	20,007
Other assets	36,034	37,369
	1,930,869	2,137,714

Liabilities and Equity

Working capital facilities	—	1,174
Accounts payable	28,998	25,448
Accrued liabilities	87,617	71,554
Deferred revenue	30,881	28,082
Other liabilities held for sale	1,781	3,673
Current portion of long-term debt and capital leases	77,058	124,805
Current portion of long-term debt of consolidated variable interest entities	1,784	1,775
Total current liabilities	228,119	256,511

Long-term debt and obligations under capital leases	466,830	511,336
Long-term debt of consolidated variable interest entities	88,745	90,529
Deferred income taxes	94,036	106,702
Deferred income taxes of consolidated variable interest entities	61,072	61,835
Other liabilities	39,542	43,906
Total liabilities	978,344	1,070,819

Shareholders’ equity	950,330	1,064,973
Non-controlling interests	2,195	1,922
Total equity	952,525	1,066,895
	1,930,869	2,137,714